EXHIBIT 10.18

SOC TELEMED

1768 Business Center Drive, Suite 100, Reston, Virginia 20190

October 23, 2020

Eunice Kim

Re: AMENDED AND RESTATED OFFER LETTER

Dear Eunice:

This Amended and Restated Offer Letter (the “Agreement”) between you (the “Executive”) and Specialists On Call, Inc., a Delaware corporation d/b/a SOC Telemed (the “Company”), sets forth the amended and restated terms and conditions that shall govern the period of your employment with the Company (your “Employment” or the “Employment Period”) effective as of September 22, 2020 (the “Effective Date”), and supersedes that certain Offer Letter entered into between you and the Company dated as of September 22, 2020 (the “Prior Agreement”), which shall be null and void ab initio.

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s full-time Employment with the Company shall commence as of the Effective Date. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment and may be terminated by either party at any time.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of General Counsel. Executive will initially (i) report to the Company’s Chief Executive Officer (Executive’s “Supervisor”) and (ii) work remotely. At any time after six months of Employment, Executive’s Supervisor may require Executive to relocate to work out of the Company’s office in Virginia, in which case Executive will be extended a relocation assistance package and have six (6) months to complete the relocation. If Executive elects to not so relocate, Executive will be deemed to have voluntarily resigned without any entitlement to severance.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability, will devote Executive’s full business efforts and time to the Company, and will comply with the Company’s policies and rules, as they may be in effect from time to time. Executive represents and warrants to the Company that Executive is under no obligations or commitments that are inconsistent with Executive’s obligations under this Agreement.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $300,000 (the “Base Salary”), payable in accordance with the Company’s standard payroll procedures.

(b) Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective and/or subjective criteria (collectively, the “Performance Goals”), as established and measured by, and in the sole discretion of, the Board of Directors of the Company (or the appropriate committee thereof) from time to time. The initial target opportunity for any such Cash Bonus will be 50% of Executive’s Base Salary. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. Notwithstanding the foregoing, Executive’s Cash Bonus for the 2020 calendar year will equal 50% of Executive’s Base Salary, pro-rated based on the number of days of Executive’s Employment in the 2020 calendar year, and this amount will be paid at 100% achievement at the same time as annual cash incentive bonuses are paid out to similarly situated executives of the Company.

(c) Restricted Stock Units. In the event that the certain Agreement and Plan of Merger by and among Healthcare Merger Corp., a Delaware corporation, Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and the Company dated July 29, 2020, is consummated (such date, the “Closing Date”), then, subject to the approval of the Board of Directors (or the appropriate committee thereof) of the surviving publicly-held corporation (“Parent”), as soon as practicable following the sixtieth (60th) day thereafter (subject to applicable law) (such date, the “Grant Date”), and subject to Executive’s continued Employment in good standing through the Grant Date, Executive shall be granted a restricted stock unit award with respect to that number of shares of Class A common stock of Parent equal to the quotient obtained by dividing, as determined by the Company in good faith, (x) $1,500,000 by (y) the closing price of Class A common stock of Parent on the Closing Date (the “RSU Award”). The RSU Award shall vest and become payable as set forth on Schedule A hereto, subject to Executive’s continued Employment in good standing through each such vesting date. The RSU Award will be subject to the terms, definitions and provisions of the equity incentive plan that will be adopted by Parent and a restricted stock unit agreement, which Executive will be required to sign.

(d) Sign-On Bonus. The Company shall pay Executive a one-time sign-on bonus of $25,000 (the “Sign-On Bonus”) within thirty (30) calendar days of the Effective Date, less all required tax withholdings and other applicable deductions. Executive will earn and be permitted to retain the full amount of the Sign-On Bonus if Executive remains in Employment on the one (1) year anniversary of the Effective Date. If Executive voluntarily resigns from the Company before such time, Executive will be required to return immediately the gross pre-tax amount of the Sign-On Bonus to the Company. In such case, Executive’s signature below authorizes the Company, to the fullest extent permitted by law, to make deductions from any payment Executive is owed (including Executive’s final paycheck) to repay all or a portion of the Sign-On Bonus. Executive agrees that, if any such deductions do not fully repay the Sign-On Bonus that is owed to the Company, Executive will pay the Company the remaining balance within thirty (30) calendar days of the last day of Executive’s Employment.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986 or, to the extent not so exempt, comply therewith.

5. Pre-Employment Conditions. Executive’s acceptance of this offer is contingent upon (a) the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement (the “Confidentiality Agreement”), prior to or on the Effective Date; (b) Executive providing to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States within three (3) business days of the Effective Date; and (c) the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

6. Successors. This Agreement may be assigned to and shall be binding upon any successor to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

7. Miscellaneous Provisions.

(a) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).

(b) Whole Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and expressly supersedes the terms of the Prior Agreement. The parties hereto intend to negotiate in good faith to enter into an employment agreement in connection with the occurrence of the Closing Date, which shall (a) provide that Executive will be eligible for up to six (6) months’ cash severance (in lump sum or as salary continuation) upon a qualifying termination, and (b) contain terms substantially comparable to the terms hereof and additional terms that the Company intends to make applicable to other executives pursuant to a common form employment agreement, which employment agreement shall supersede this Agreement in its entirety.

(c) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(d) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to provisions governing the choice of law.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

SOC TELEMED

By:	/s/ Paul Ricci
(Signature)

Name:	Paul Ricci
Title:	Interim CEO

ACCEPTED AND AGREED:

EUNICE KIM

/s/ Eunice Kim
(Signature)

10/24/2020
Date